Exhibit 10.62

                                                                  EXECUTION COPY



                           COMMERCIAL GREENHOUSE LEASE

                                       and

                               OPERATING AGREEMENT

                                     between

                         OXBOW POWER OF NORTH TONAWANDA,
                                 NEW YORK, INC.



                                       and



                        VILLAGE FARMS OF WHEATFIELD, INC.

                                  July 22, 1992





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                                TABLE OF CONTENTS



RECITALS         .............................................................2

AGREEMENT        .............................................................2

ARTICLE I.       DEFINITIONS..................................................2

ARTICLE II.      EXTENT OF AGREEMENT..........................................6

ARTICLE III.     TERM OF AGREEMENT............................................6

ARTICLE IV.      CONSTRUCTION OF THE FACILITY, THE GREENHOUSE
                 AND THE PIPELINE.............................................7

ARTICLE V.       GREENHOUSE LEASE.............................................10

ARTICLE VI.      OPERATION OF THE GREENHOUSE..................................18

ARTICLE VII.     OPERATING EXPENDITURES.......................................22

ARTICLE VII.     SECURITY FOR PERFORMANCE.....................................24

ARTICLE IX.      CLAM AND LAWSUITS............................................24

ARTICLE X.       DELIVERY AND USE OF THERMAL ENERGY...........................24

ARTICLE XI.      REPRESENTATIONS WARRANTIES AND
                 COVENANTS....................................................27

ARTICLE XII.     DEFAULT AND REMEDIES.........................................29

ARTICLE XII.     FORCE MAJEURE................................................31

ARTICLE XIV.     ASSIGNMENT...................................................31

ARTICLE XV.      NOTICES......................................................32

ARTICLE XVI.     COMPLIANCE WITH LAWS AND REGULATIONS.........................32

ARTICLE XVII.    NON-WAIVER...................................................34

ARTICLE XVIII.   INDEPENDENT PARTIES..........................................34

ARTICLE XIX.     APPROVAL BY PROJECT LENDER...................................34

ARTICLE XX.      NON-DEDICATION OF FACILITY...................................34

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ARTICLE XXI.     SURVIVAL OF OBLIGATIONS......................................34

ARTICLE XXII.    FURTHER ASSURANCES...........................................34

ARTICLE XXIII.   LIMITATION OF LIABILITY......................................34

ARTICLE XXIV.    CONFIDENTIALITY..............................................35

ARTICLE XXV.     INTERPRETATION...............................................35

ARTICLE XXVI.    SEVERABILITY AND RENEGOTIATION...............................36

ARTICLE XXVIII.  COUNTERPART'S................................................36

ARTICLE XXVIII.  SUBORDINATION TO OWNER'S MORTGAGES...........................36

ARTICLE XXIX.    RECORDING....................................................36

EXHIBIT A        DESCRIPTION OF GREENHOUSE AND GREENHOUSE SITE

EXHIBIT B        DETERMINATION OF NET PROCEEDS

EXHIBIT C        SCHEDULE OF CANCELLATION CHARGES

EXHIBIT D        SITE PLAN SHOWING PIPELINE AND POINT'S OF INTERCONNECTION

EXHIBIT E        ESTIMATE OF TOTAL CAPITAL COSTS

EXHIBIT F        SPECIFICATIONS FOR CONDENSATE

EXHIBIT G        CONTENTS OF OPERATING PLAN

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               COMMERCIAL GREENHOUSE LEASE AND OPERATING AGREEMENT

     This COMMERCIAL GREENHOUSE LEASE AND OPERATING AGREEMENT (this "Agreement") is entered into as of July 22, 1992 by and between Oxbow Power of north Tonawanda, New York, Inc., a Delaware corporation ("Owner"), and Village Farms of Wheatfield, Inc., a New York corporation ("Operator").

                                    RECITALS

     WHEREAS, Owner intends to construct, own and operate a nominal 55-megawatt natural gas-and oil-fired cogeneration facility located in the City of North Tonawanda, Niagara County, New York (the "Facility"); and

     WHEREAS, the Facility must be a "Qualifying Facility" under the federal Public Utilities Regulatory Policies Act of 1978 ("PURPA"), and a "Qualifying Cogeneration Facility" under New York law, in order to enjoy the benefit of a certain agreement for the sale of electricity between Owner and Niagara Mohawk Power Corporation; and

     WHEREAS, in order to so qualify, certain thermal energy from the Facility must be utilized outside the electricity generating process, in this case by providing thermal energy to a greenhouse complex of approximately 12.5 enclosed acres of growing area to be developed, constructed and owned by Owner and located in the Town of Wheatfield, New York (the "Greenhouse"); and

     WHEREAS, Owner and Operator desire that Operator lease and operate the Greenhouse as hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants herein, and for other good and valuable consideration, Operator and Owner agree as follows:

                                    AGREEMENT

ARTICLE I. DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.1 "Acceptance" shall have the meaning set forth in the Greenhouse Construction Contract.

     1.2 "Affiliate" shall mean any person, corporation, partnership or other entity which directly or indirectly owns, is owned by or is under common ownership with Owner, Operator or Project Lender as the case may be.

     1.3 "Agreement" shall mean this Commercial Greenhouse Lease and Operating Agreement, as it may be supplemented and amended from time to time, together with any exhibits and attachments hereto.

     1.4 "Auxiliary Boiler" shall mean the dual-fueled (natural gas- and oil-fired) auxiliary boiler or back-up hot water heaters to be installed by Owner in the Greenhouse to provide an alternative source of a sufficient quantity of Thermal Energy for use in the Greenhouse.

     1.5 "Condensate" shall mean water which results from the condensation of Thermal Energy delivered to the Heat Exchange System. Condensate shall meet the quality specifications set forth in Exhibit "F" to this Agreement.

     1.6 "Date of Commercial Operation" shall mean the later of Substantial Completion, Acceptance or December 1, 1993.

     1.7 "Facility" shall mean the cogeneration plant to be constructed by Owner in the City of North Tonawanda, Niagara County, New York, to produce electrical and thermal energy, together with all appurtenant structures, equipment, piping,, wiring, controls, interconnection facilities, and all additions and replacements thereto, other than the Pipeline and Greenhouse.

     1.8 "Fixed Rent" shall have the meaning set forth in Section 5.3 of this Agreement.

     1.9 "Force Majeure" shall mean any event beyond the reasonable control of the Party seeking relief under Article XIII hereof, and which with the exercise of reasonable diligence such Party, is unable to prevent, including but not limited to the following: an act of God, act of the public enemy, war, blockade, riot, civil disturbance, lightning, fire, storm, flood, earthquake, explosion, sabotage, major equipment break-down if not due to the negligence of such Party, delays in delivery of materials or work from contractors, subcontractors or suppliers, including but not limited to fuel suppliers, beyond such Party's reasonable control, action by the Utility, and any circumstance that would in the reasonable opinion of such Party endanger persons or property. Economic hardship and strikes, work stoppages and other labor disturbances shall not constitute Force Majeure.

     1.10 "Gas Sale Agreement' shall mean the Amended and Restated Off-Peak Firm Natural Gas Sales Agreement dated November 5, 1991 between Owner and National Fuel, as the same may be supplemented and amended from time to time.

     1.11 "Governmental Authority" shall mean any federal, state or local or administrative body or court or any person or entity authorized to make or enforce laws or regulations.

     1.12 "Greenhouse" shall mean the commercial greenhouse consisting of approximately 12.5 enclosed acres of growing area, together with work and storage buildings, heat, light, irrigation, growing and packing systems, to be constructed and owned by Owner on the Greenhouse Site in the Town of Wheatfield, Niagara County, New York.

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     1.13  "Greenhouse  Construction  Contract" shall mean the contract  between
Owner and the Greenhouse Contractor for the design, procurement and erection of the Greenhouse.

     1.14 "Greenhouse Contractor" shall mean the third party retained by Owner to design, procure and erect the Greenhouse pursuant to the Greenhouse Construction Contract.

     1.15 "Greenhouse Site" shall mean the property on which the Greenhouse is to be situated, as is more fully described in Exhibit "A" hereto.

     1.16 "Hazardous Materials" means (i) any chemical, material, substance or waste now or in the future defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste,' "special waste," `infectious waste," "solid waste," or "toxic substances" or any other formulation intended to define, list, classify or characterize substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity," or "EP toxicity" or words of similar import under any applicable local, state or federal law or under the regulations adopted or publications promulgated pursuant thereto, (ii) any flammable substances or explosives, (iii) any radioactive materials, (iv) asbestos in any form which is or could become friable, (v) urea formaldehyde foam insulation, (vi) pesticides, (vii) petroleum or petroleum products and
(viii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or poses a hazard to the health and safety of Owner, Operator, the employees, agents and contractors of either, the public or the environment, any persons in the vicinity of the Greenhouse, or consumers of the products of the Greenhouse.

     1.17 "Heat Exchange System" means the system of heat exchangers, piping, values, pumps and controls which extract Thermal Energy from steam or hot water delivered by the Pipeline and returns Condensate to the Pipeline for return to the Facility.

     1.18 "Initial Delivery Date" shall mean the date on which Owner first delivers or is capable and offers in writing to deliver Thermal Energy, in other than test or startup quantities, to the Greenhouse.

     1.19 "Leased Premises" shall mean the Greenhouse and the Greenhouse Site.

     1.20 "Lease Year" shall mean, except as to the first Lease Year, a period of twelve (12) consecutive calendar months commencing January 1 of each such year. The first Lease Year shall commence on the latest of December 1, 1993, the date of Substantial Completion or the date of Acceptance, and shall continue until December 31, 1994.

     1.21 "Major Default" shall mean (i) with respect to Operator, (A) the contractually unexcused failure of Operator to operate the Greenhouse materially in accordance with the Operating Plan, (B) Operator's contractually unexcused failure to pay Owner fixed or variable rental payments hereunder, after taking into account any applicable grace period, (C) Operator's contractually unexcused failure to use the Minimum Annual Quantity in any one-Year period, (D) Operator's contractually unexcused failure to provide the financial assurance required by Section 8.2 hereof, or (E) a contractually unexcused default by Operator under Sections 12.1 (c) or 12.1(d) hereof, and (ii) with respect to Owner, (A) Owner's contractually unexcused, failure to



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pay to Operator the amounts due pursuant to Sections  6.10(a) or 6.10(b) hereof, or (B) a contractually unexcused default by Owner under Sections 10.4, 12.1(b) or 12.1(c) hereof.

     1.22 "Minimum Annual  Quantity" shall have the meaning set forth in Section
10.2 of this Agreement.

     1.23 "National Fuel" shall mean National Fuel Gas Distribution Corporation, a New York regulated gas utility.

     1.24 "Net Proceeds," "Permitted Expenses" and "Revenues" shall have the meanings set forth in Exhibit "B" to this Agreement.

     1.25 "Nursery  Substantial  Completion" shall have the meaning set forth in
the  Greenhouse  Construction  Contract,   including  a  requirements  that  the
Greenhouse nursery be sufficiently complete to allow plant propagation.

     1.26 "Nursery Substantial Completion Deadline" shall have the meaning set forth in the Greenhouse Construction Contract.

     1.27 "Operating Plan" shall have the meaning set forth in Section 6.2 of this Agreement.

     1.28 "Overhead Charge" shall have the meaning set forth in Section 3.10 of Exhibit B to this Agreement.

     1.29 "Owner's Scope" shall mean those items of services, materials and equipment furnished by Owner of the Greenhouse Contractor pursuant to the Greenhouse design and construction specifications prepared by Operator and approved by Owner, as set forth in Section 4.1 of this Agreement.

     1.30 "Party" or "Parties" shall mean the signatories to this Agreement and their permitted successors and assigns.

     1.31 "Pipeline" shall mean the systems of valves, pipelines, and other equipment by which Thermal Energy from the Facility is delivered to the Greenhouse, and by which Condensate is returned from the Greenhouse to the Facility.

     1.32 "Point(s) of Interconnection" shall mean one or more designated points at the Greenhouse immediately before the Heat Exchange System, where ownership and control of Thermal Energy is transferred from Owner to Operator and ownership and control of Condensate is transferred from Operator to Owner, as are more specifically indicated on Exhibit D to this Agreement.

     1.33 "Point of Meeting" shall mean the low pressure entry and exit points of the Heat Exchange System and the Auxiliary Boiler and the steam extraction point, where Thermal Energy is measured.



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     1.34 "Power Purchase  Agreement" shall mean the Agreement between Owner and
Utility dated May 14, 1987, as amended February 21, 1991, with respect to the sale of electricity from the Facility, as the same may be further supplemented and amended from time to time.

     1.35 "Project Completion" shall mean the date on which the Project Lender determines that completion of the Facility, the Pipeline and the Greenhouse has occurred.

     1.36 "Project Lender" shall mean the group of banks initially composed of Citibank, N.A., BOT Financial Corporation, The Bank of Nova Scotia, National Westminster Bank PLC and any other banks, insurance companies or other entities or institutions which provide equity or debt financing or refinancing for the construction of the Facility, the Pipeline or the Greenhouse.

     1.37 "Qualifying Cogeneration Facility" shall mean a cogeneration facility which meets those criteria promulgated by: (1) the Federal Energy Regulatory Commission ("FERC") pursuant to the Public Utilities Regulatory Policies Act of 1978 ("PURPA"), and (ii) the State of New York, pursuant to Section 2.2-a of the New York State Public Service Law, as any of those federal or state statutes and regulations may be amended from time to time.

     1.38 "Substantial Completion" shall have the meaning set forth in the Greenhouse Construction Contract, including a requirement that the Greenhouse be sufficiently complete to be suitable for the growing of plants.

     1.39 "Substantial Completion Deadline" shall have the meaning set forth in the Greenhouse Construction Contract.

     1.40 "Thermal Energy" shall mean heat in the form of saturated steam or hot water, free of contamination, supplied by Owner to Operator from the Facility or supplied by Operator from the Auxiliary Boiler.

     1.41 "Total Capital Cost" shall mean the total capital cost of the Greenhouse and associated facilities relating to the Greenhouse, including but not limited to the Greenhouse structure the Auxiliary Boiler, a $100,000 allowance for real estate costs, any and all capital additions to the foregoing, and all financing fees and construction interest relating to the Greenhouse, but excluding the capital cost of the Heat Exchange System, the steam and condensate metering equipment, the Pipeline and any backup boilers installed at the Facility. A list of the constituent elements of Total Capital Cost is set forth in Exhibit "E" hereto.

     1.42 "Utility" shall mean Niagara Mohawk Power Corporation, a New York regulated electric utility.

     1.43 "Variable Rent" shall have the meaning set forth in Section 5.4 of this Agreement.

     1.44 "Year" shall mean a calendar year, unless the context plainly indicates otherwise.

ARTICLE II EXTENT OF AGREEMENT



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     2.1 Extent of Agreement.  This Agreement  consists of this Agreement  text, the following exhibits, and any schedules, appendices and attachments thereto:

     (a) Exhibit A: Description of Greenhouse and Greenhouse Site

     (b) Exhibit B: Determination of Net Proceeds

     (c) Exhibit C: Schedule of Cancellation Charges

     (d) Exhibit D: Site Plan showing the Pipeline and Points of Interconnection

     (e) Exhibit E: Estimate of Total Capital Cost

     (f) Exhibit F: Specifications for Condensate

     (g) Exhibit G: Contents of Operating Plan

     Exhibits A-G and any schedules, appendices and attachments thereto are hereby incorporated by reference in, and made a part of, this Agreement.

     2.2- Conflicting Provisions. In the event of any conflict between the text of this Agreement and the exhibits hereto, the text of this Agreement shall control.

     2.3 Complete Agreement. This Agreement contains the entire agreement of the Parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, proposals, negotiations or representations between them with respect thereto.

ARTICLE III TERM OF AGREEMENT

     3.1 Term.

     (a) Unless earlier terminated by mutual consent or as a result of a Major Default which is no, remedied during any applicable grace period, this Agreement shall remain in full force and effect for the greater of a period of fifteen
(15) Lease Years or fifteen (15) Years after Project Completion.

     (b) Upon expiration of the initial term, this Agreement may be renewed for successive additional terms of five (5) years each, provided, however, that in such event the Fixed Rent and Variable Rent payments and the Overhead Charge hereunder shall be equitably adjusted to reflect then - current business and market conditions. In the event the parties wish to renew this Agreement upon expiration of the initial term or any renewal term, the Owner and the Operator shall commence negotiations on the foregoing adjustments no later than twelve (I
2) months prior to the expiration of the then-current term, and shall complete such negotiations no later than six (6) months prior to the expiration of such term. If an amendment incorporating such adjustments and renewing this Agreement is not executed by the date which is six (6) months prior to the expiration of such term, this Agreement shall expire at the end of die then-current term.



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     3.2 Early  Termination.  Owner may terminate this Agreement without cost or obligations immediately upon written notice to Operator if any of the following events occur prior to Substantial Completion: (a) Owner is unable with the exercise of reasonable diligence to obtain or maintain the necessary site approvals, environmental permits or other permits and licenses which in its sole judgment are necessary to construct and operate the Facility or the Pipeline, or to construct the Greenhouse, (b) the Utility cancels or terminates the Power Purchase Agreement, or (c) the Project Lender withdraws financing for the Facility, the Pipeline or the Greenhouse. In the event of such termination, neither Party shall have any further liability or other obligation to the other under this Agreement or by virtue of the termination except as set forth in
Article 24.

     3.3 Cancellation for Convenience. Owner may cancel this Agreement for its convenience at any time on or before Nursery Substantial Completion, upon thirty
(30) days prior written notice to Operator. In the event of such cancellation, Owner shall pay to Operator a cancellation fee in accordance with the schedule set forth in Exhibit C, and neither Party shall have any further obligation or liability to the other under this Agreement or by virtue of the cancellation except as set forth in Article 24. Nothing in this Section 3.3 shall be deemed to qualify or limit Owner's ability to terminate this Agreement without cost or obligation pursuant to Section 3.2 hereof.

ARTICLE V. CONSTRUCTION OF THE FACILITY, THE GREENHOUSE AND THE PIPELINE

     4.1 Development and Construct on of Facility. Owner undertakes to continue with due diligence its activities in connection with the design and Construction of the Facility, in an orderly and businesslike manner. Owner will keep Operator advised, on a periodic basis, of its progress toward design, construction and operation of the Facility as well as its projection of the Initial Delivery Date. In particular, Owner will provide written notice to Operator specifying the anticipated Initial Delivery Date no less than sixty (60) days prior thereto. All technical, operational and business decisions related to the Facility and die Pipeline will be made by Owner, in its sole-discretion.

     4.2 Greenhouse Design and Construction. Operator shall prepare and deliver to Owner for its approval detailed specifications for the design and construction of the Greenhouse. Owner shall solicit bids for Greenhouse design and construction utilizing Operator's detailed specifications, and shall cause the Greenhouse to be designed and erected by the Greenhouse Contractor pursuant to the terms of the Greenhouse Construction Contract.

     4.3 Evaluation of Bids. Operator shall submit to Owner a list of prospective Greenhouse Contractors recommended by Operator. Owner shall solicit proposals and manage all communications with prospective Greenhouse Contractors. operator shall assist Owner in evaluating bids received from prospective Greenhouse Contractors and will recommend one of the proposals for approval by Owner.

     4.4 Supervision of Greenhouse Construction.



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     (a)  Operator  shall  provide a full-time,  qualified  employee or contract employee to act as construction manager or site representative to serve as an on-site construction manager to oversee the design and construction of the Greenhouse pursuant to the terms of the Greenhouse Construction Contract. Such individual shall be present at the Greenhouse Site at all hours during which Greenhouse construction activities reasonably may be expected to be under way until Substantial Completion. Operator shall nominate, and notify Owner of the name of, the individual to fulfill this role at least sixty (60) days prior to commencement of Greenhouse Construction. Owner shall have the right to approve or disapprove such nominee, but Owner's app-oval shall not be unreasonably withheld. If Substantial Completion does not occur on or before October 1, 1993, Operator may substitute the Greenhouse general manager to perform oversight of design and construction of the Greenhouse and may thereupon withdraw the construction manager.

     (b) Operator shall report to Owner periodically as specified by Owner, but not less than weekly, regarding the status of, and material developments relating to, the design and construction of the Greenhouse. In performing the construction management function, Operator shall follow Owner's directions and instructions with respect to Greenhouse design and construction. However, Operator's compliance with its obligations as construction manager this subsection 4.4(b) shall not operate as a waiver of any rights of Operator set forth in this Agreement.

     4.5 Greenhouse Occupancy Date.

     (a) Owner and Operator shall use all commercially reasonable efforts to achieve Nursery Substantial Completion no later than October 1, 1993; provided, however, that the Greenhouse Contractor's failure to achieve Nursery Substantial Completion on or before October 1, 1993 shall not excuse Operator from its obligations under this Agreement. Operator shall occupy, commence operation of, and accept delivery of Thermal Energy for the then completed portion of the Greenhouse upon Nursery Substantial Completion. However, if under the Greenhouse Construction Contract Owner or Operator is entitled to occupy a portion or portions of the Greenhouse prior to Nursery Substantial Completion, Operator shall occupy such portion(s) upon notice from Owner that the same is or are ready for occupancy. Any early occupancy of the Greenhouse by Operator shall be rent-free until December 1, 1993.

     4.6 Liquidated Damages for Failure to Achieve Schedule Guarantees.

     (a) Owner  guarantees  that the  Greenhouse  Contractor  will  achieve  (i)
Nursery  Substantial   Completion  on  or  before  October  1,  1993,  and  (ii)
Substantial Completion on or before December 1, 1993.

     (b) As Operator's sole and exclusive remedy for the Greenhouse Contractor's failure to achieve the foregoing schedule guarantees, Owner shall pay the following liquidated damages:

          (i) If the Greenhouse Contractor fails to achieve Nursery Substantial Completion on or before the Nursery Substantial Completion Deadline and Operator is prevented from commencing propagation of plants in the Greenhouse nursery on or before October 1, 1993, the Owner shall pay to Operator, as liquidated damages, fifty percent (50%) of the liquidated



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     damages which are actually paid to Owner by the  Greenhouse  Contractor for each day that Nursery Substantial Completion is delayed, beyond October 1, 1993.

          (ii) If the Greenhouse Contractor fails to achieve Substantial Completion on or before the Substantial Completion Deadline and Operator is prevented from commencing planning in the Greenhouse on or before December 1, 1993, Owner shall pay to the Operator, as liquidated damages, in addition to the sum set forth in Subsection 4.6(b)(i), fifty percent (50 %) of the liquidated damages which are actually paid to Owner by the Greenhouse Contractor for each day that Substantial Completion is delayed beyond December 1, 1993.

     (c) Owner and Operator hereby acknowledge and agree that the terms, conditions and amounts fixed pursuant to this Section 4.6 for liquidated damages are reasonable, considering the damages that Operator would sustain in the event of the Greenhouse Contractor's failure to achieve the above schedule guarantees. These amounts are agreed upon and fixed as liquidated damages because of the difficulty of ascertaining as of the date hereof the exact amount of damages that would be sustained in such event. However, Operator expressly acknowledges that the payments of liquidated damages by Owner under this Agreement are intended to be a passthrough of a portion of the liquidated damages payable to Owner by the Greenhouse Contractor pursuant to the Greenhouse Construction Contract. Owner's obligation to pay liquidated damages to Operator under this
Section 4.6 therefore is expressly conditioned upon, and subject to, Owner's receipt of the corresponding liquidated damage payments from the Greenhouse Contractor pursuant to the Greenhouse Construction Contract; however, if Owner elects to offset all or a portion of the liquidated damages owed by the Greenhouse Contractor against monies owed by the Owner under the Greenhouse Construction Contract, Owner shall be deemed to have received the amount of liquidated damages so offset for purposes of this sentence.

     4.7 Pipeline.

     (a) Owner will develop, design and construct the Pipeline, including all necessary equipment to enable it to deliver Thermal Energy to Operator as provided in Article X hereof.

     (b) Owner shall construct the Pipeline to deliver Thermal Energy to and return Condensate from the Greenhouse at the interconnection points specified in Exhibit D hereto. Thermal Energy and Condensate shall be measured as provided in
Article X by meters located at the Point of Metering.

     (c) Construction Schedule. Owner shall use its best efforts to cause completion of that section of the Pipeline adjacent to the Leased Premises prior to the commencement of construction of the Greenhouse. Owner shall keep Operator apprised of the schedule for construction of the Pipeline. If Operator commences operation of the Greenhouse before `the completion of the Pipeline, Owner shall consult with Operator concerning the construction of the Pipeline so as to minimize any impact of such construction on the operation of the Greenhouse.

     4.8 Cooperation by Operator. Operator shall cooperate with and assist Owner and the Greenhouse Contractor in the acquisition of all necessary permits and approvals from appropriate

Governmental Authorities in order to enable Owner and the Greenhouse Contractor to develop, design, construct and operate the Facility, the Pipeline and the Greenhouse.

ARTICLE V  GREENHOUSE LEASE

     5.1 Lease. Owner hereby leases to Operator, and Operator hereby leases from for the term set forth in Section 3.1 hereof, the Leased Premises. In consideration for this lease, Operator shall pay to Owner the Fixed Rent and Variable Rent described in Sections 5.3 and 5.4 hereof.

     5. 2 Use of Premises. The Leased Premises shall be utilized for a commercial greenhouse to be operated in accordance with the Operating Plan and for no other purpose.

     5.3 Fixed Rent. Operator shall pay to Owner as Fixed Rent for the Leased Premises, in manner set forth and as adjusted in this Section 5.3, the sum of the Fixed Rent components described below.

     (a) Fixed Rent Base Component.

          (i) The annual Fixed Rent base component for all Lease Years up to and including the Lease Year ending December 31, 1996 shall be $[information omitted and subject to a request for confidential treatment] per Lease Year, payable in twelve equal installments on or before the last day of each calendar month of each Lease Year; provided, however, that if Substantial Completion occurs on or before December 1, 1993, the annual Fixed Rent base component for the first Lease Year only shall be $[information omitted and subject to a request for confidential treatment], payable in thirteen equal installments, with the first installment payable on December 31, 1993. If Substantial Completion occurs after December 1, 1993, the Fixed Rent base component for the first Lease Year shall be equitably pro-rated based upon the actual date of occupancy of the Greenhouse.

          (ii) Commencing January 1, 1997 and at the commencement of each Lease Year thereafter, the Fixed Rent base component shall be adjusted. The new or adjusted Fixed Rent base component shall be determined by multiplying the Fixed Rent base component for the previous Lease Year by the ratio of
     (a) the unit cost of natural gas fuel, including any surcharges, under the Gas Sale Agreement for the Year ending on the November 30 immediately before the date of adjustment ("UCG") to (b) $2.5147 per million BTUs, which is the unit charge for natural gas fuel, including surcharges as defined in the Gas Sale Agreement, for the twelve-month period ending November 30, 1991 ("UCG1"). This adjustment is expressed by the following formula:

          AFRBC    =        $*      x UCG2
                                      ----
                                           UCG1

          Where:

          AFRBC    =        adjusted Fixed Rent base component

          * information omitted and subject to a request for confidential treatment

In no event, however, shall the AFRBC increase by more than four percent (4%) or less than one percent (1 %) over the Fixed Rent base component for the prior Lease Year, at any given date of adjustment. The adjusted Fixed Rent base component shall be paid in twelve equal installments on or before the last day of each calendar month in the applicable Lease Year.

     (b) Fixed Rent Capital Cost Component

          (i) The annual Fixed Rent capital cost component for the first five Lease Years shall be the percentage of Total Capital Costs ("TC") indicated in the table below:

           Lease Year                               Fixed Rent Capital Cost
           ----------                               -----------------------

                1                                         2.0833% of TC
                2                                         3% of TC
                3                                         4.5% of TC
                4                                         4.75% of TC
                5                                         5% of TC

          (ii) For the sixth Lease Year and all Lease Years thereafter, the annual Fixed Rent capital cost component shall be an amount calculated by multiplying the annual Fixed Rent capital cost component for the immediately preceding Lease Year by one and three one-hundredths (1.03).

          (iii) During the first and second Lease Years, the annual Fixed Rent capital cost component shall be paid in six (6) equal installments on the first day of each month from July through December. During the third Lease Year, the annual Fixed Rent capital cost component shall be paid in nine
     (9) equal installments on the first day of each month from April through December. Thereafter, the annual Fixed Rent capital cost component shall be paid in twelve (12) equal monthly installments on the first day of each month of the applicable Lease Year.

          (iv) If Substantial Completion occurs after December 1, 1993 the Fixed Rent capital cost component payments for the First Lease Year shall be equitably pro-rated based upon the actual date of occupancy of the Greenhouse.

     5.4 Variable Rent Based on Net Proceeds. In addition to the Fixed Rent set forth in Section 5.3, Operator shall pay to Owner as Variable Rent Owner's share of Net Proceeds, as in accordance with Exhibit "B' to this Agreement.

     5.5 Late Payment Charge. Any payment of Fixed Rent or Variable Rent which is not made on or before the date due shall accrue interest from the date due at the lesser of the fluctuating rate of interest announced publicly by Citibank, N.A. in New York, New York as its base rate for the period in question, plus two percent (25%), or the maximum interest rate permitted by law.

     5.6 Repairs and Maintenance: Loss or Damage; Right of Entry.

     (a) Subject to the provisions of Section 5.12 hereof, Operator agrees that, at Operator's sole expense, it will at all times after it occupies the Leased Premises, keep the Leased Premises and all equipment and Fixtures therein or used therewith clean (in accordance with industry practice), whole and in good repair, reasonable wear and tear and damage from unavoidable casualty which is actually covered and paid by insurance carried by Owner only excepted. In addition, but without limiting the foregoing, operator specifically agrees (i) to replace any glass broken during the period it occupies the Leased Premises, and (ii) to repair or replace any item of materials or equipment within Owner's Scope which is damaged or destroyed due to improper operation or maintenance or Operator's negligence. Any repairs or replacements by Operator shall be performed with materials and workmanship comparable to or better than the original. If Operator fails to make any such repairs or replacements within a reasonable time, or improperly makes such repairs or replacements, Owner may (but shall not be obligated to) make such repairs or replacements, and Operator shall reimburse Owner for the reasonable cost of same, upon demand, as
additional   variable  rent.  Operator  shall  promptly  report  any  damage  or destruction of materials or equipment within Owner's Scope and shall take all reasonable steps to minimize further damage or destruction of same.

     (b) Operator agrees to indemnify and hold harmless Owner, Owner's Affiliates, and the shareholders, officers, directors, agents and employees of each from and against any and all liability, loss or damage arising from any nuisance made or suffered on the Leased Premises by Operator, its visitors, invitees, agents or employees. All personal property of Operator and of third parties which are the agents, invitees or guests of Operator on any part of the Leased Premises shall be at the sole risk of Operator.

     (c) Owner shall maintain and repair or replace, or cause to be maintained and repaired or replaced by its insurer, any item of Greenhouse materials or equipment within Owner's Scope, provided that such maintenance, repair or replacement is necessitated by reason of normal wear and tear or due to a loss actually covered and paid by insurance carried by Owner hereunder. Owner and or its agents or contractors may enter upon the Leased Premises at any time to inspect, maintain, repair or replace all or any part of the Leased Premises or otherwise to effect the terms of this Agreement, provided, however that a representative of Operator shall be present at all times that the Owner, its agents or contractors so enter the Leased Premises. Any repair made by Owner or Owner's insurer shall restore the damaged material or equipment to a condition comparable to or better than that which existed immediately prior to such damage.

     5.7 Capital Improvements.

     (a) Owner shall make, at Owner's expense, any commercially reasonable capital improvements to the Greenhouse required by a change in applicable laws, rules or regulations occurring after the date hereof the cost of such improvements shall be added to Total Capital Costs for the purpose of calculating the annual Fixed Rent capital cost component under Section 5.3 hereof.

     (b) Operator may at any time request that Owner make alterations, additions or capital improvements to the Greenhouse in order to maintain the Greenhouse's competitive position in the marketplace. If such request is deemed reasonable by Owner in its sole discretion, Owner shall make such alterations, additions or capital improvements. However,

Owner shall be compensated by Operator for such alterations, additions or capital improvements through a mutually acceptable repayment arrangement or adjustment to lease payments hereunder, which arrangement or adjustment shall be established prior to the making of such improvements.

     5.8 Operator's Alterations. Operator may not make any alteration, addition, improvement, change or other modification to all or any part of the interior or exterior of the Greenhouse or to the Greenhouse Site during the term of this Agreement and any extension or renewal thereof without in each instance obtaining Owner's prior written consent, which consent will not be unreasonably withheld if the proposed modification is non-structural in nature. Together with each request for such consent, Operator shall present to owner for its approval reasonable plans and specifications for such proposed modification. This Section
5.8 shall not apply to changes or improvements in Greenhouse operations which do not require modification of the Greenhouse structure or the Greenhouse Site.

     5.9 Utilities.

     (a) Operator shall arrange, and pay all bills for, electricity, water and sewer services to the Greenhouse. Owner shall not be responsible for the quality of the electricity, water and sewer provided by third parties to the Greenhouse. Owner shall be responsible, for establishing physical connections for electric, water and sewer service at Owner's expense.

     (b) Owner shall supply Thermal Energy to heat the Greenhouse pursuant to the Terms of, and for the compensation described in, this Agreement. During those periods in which Owner is unable to provide a sufficient quantity of Thermal Energy from the Facility, Operator shall provide Thermal Energy through use of the Auxiliary Boiler; and notwithstanding Section 5.10(a) hereof, Owner shall pay the cost of natural gas and fuel oil consumed by the Auxiliary Boiler during, such periods, subject to the provisions of Sections 10.5 and 10.8 hereof.

     (c) Operator shall be responsible to pay the cost of fuel oil consumed by Operator's diesel generator and shall cause such fuel to be kept in a separate tank from the fuel oil for the Auxiliary Boiler.

     5.10 Taxes.

     (a) Owner shall pay all real estate taxes assessed and imposed upon the by federal, state or local governmental authorities, and all taxes imposed on Owner's personal property located on the Leased Premises.

     (b) Operator shall pay all taxes levied on its personal property located on the Leased Premises.

     5.11 Surrender of the Leased Premises.

     (a) On the last day of the term, or upon any earlier termination of this Agreement, or upon any re-entry by Owner upon the Leased Premises, Operator shall well and truly surrender and deliver up the Leased Premises, including all of Operator's modifications that may then exist therein, broom clean, into the possession and use of Owner without fraud or delay and in good order, condition and repair, ordinary wear and tear excepted, free and clear of all lettings and occupancies, and free and clear of all liens and encumbrances occasioned by its operations. Operator shall remove all of Operator's property from the Leased Premises and shall repair any damage to the I-eased Premises resulting from such removal; provided, however, that Owner shall have the right to (i) purchase any and all of Operator's equipment, materials, supplies and inventory used in the Greenhouse for its then fair market value and (ii) obtain an assignment from Operator of any lease of equipment used in the Greenhouse, to the extent such lease is assignable by Operator.

     (b) Operator expressly waives, for itself and for any person claiming through or under Operator, any rights which Operator or such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and any similar successor law of same import then in force, in connection with any holdover proceedings which Owner may institute to enforce the provisions of this Section 5.11.

     (c) If the Leased Premises shall not be surrendered upon the termination of this Agreement, Operator hereby indemnities Owner against liability resulting from delay by Operator in so surrendering the Leased Premises, including any claims made by any succeeding tenant or prospective tenant founded upon such delay.

     (d) If Operator shall remain in possession of the Leased Premises after the termination of this Agreement without the execution of a new lease agreement, operator, at the option of Owner, and subject to all of the other terms of this Agreement insofar as the same are applicable to a month-to-month tenancy, shall be deemed to be occupying the Leased Premises as a tenant from month to month, at a monthly rental equal to two times the monthly fixed rent last payable by Operator hereunder, plus variable rent. Nothing contained in this Section 5.11 shall (x) imply any right of Operator to remain in the Leased Premises after the termination of this Agreement, (y) imply any obligation of Owner to grant a new lease or (z) be construed to limit any remedy that Owner may have against Operator as a holdover tenant.

     (e) The provisions of this Section 5. 11 shall survive the expiration of this Agreement.

     5.12 Damage or Destruction by Fire or Other Casualty.

     (a) Operator shall notify Owner of any damage to the Leased Premises by Fire or other casualty. If the Leased Premises shall be damaged by fire or other casualty and Owner shall have notice thereof (whether from Operator or otherwise), the damage (but excluding damage to Operator's property) shall be repaired with due diligence by and at the expense of Owner to a condition comparable to or better than that which existed immediately prior to such damage. From the date that Owner receives actual notice of the occurrence of a casualty until the date on which Owner shall have substantially completed the repairs, Fixed Rent shall be abated in the proportion which the area of the part of the Leased Premises which is not usable by Operator bears to the total area of the Leased Premises. In the event Owner does not substantially complete the repair of the Leased Premises within two hundred and seventy (270) days after the occurrence of the casualty, Operator may terminate this Agreement by written notice to Owner delivered within ten (10) days after expiration of the 270-day period.

     (b)  Anything  in  subsection  (a) of this  Section  5.12  to the  contrary notwithstanding if (i) the Leased Premises are totally damaged or, in Owner's reasonable judgment, are rendered wholly untenantable or (ii) the Leased Premises are damaged to the extent of fifty percent (50%) or more during the last two years of the term of any renewal terms of this Agreement or (iii) if the Leased Premises shall be so damaged by fire or other casualty that, in
Owner's reasonable opinion, substantial alteration, demolition, or reconstruction of the Leased Premises shall be required; then in any of such events, Owner, at Owner's option, may, not later than ninety (90) days following any such damage, give Operator a notice in writing terminating this Agreement. If Owner elects to terminate this Agreement, the term shall expire upon the later of (I) the tenth (10th) day after such notice is given, or (ii), at Operator's election, if a portion of the Greenhouse remains tenantable and contains unharvested produce, the date the Operator completes the growing and harvesting of such produce. Operator shall thereupon vacate the Leased Premises and surrender the same to Owner in accordance with the applicable provisions of this Agreement. Upon the termination of this Agreement under the conditions provided in this subsection (b), Operator's liability for rent thereafter due and payable shall cease and Owner shall be relieved of any obligation or liability to Operator under this Agreement.

     (c) If Owner does not elect to terminate this Agreement, Operator, at Operator's expense, shall promptly perform all repairs or restorations not required to be done by Owner and shall promptly upon completion of such repairs re-enter the Leased Premises and commence operation of the Greenhouse in accordance with the provisions of this Agreement. Owner shall not be liable for delays occasioned by adjustment of losses with insurance carriers or by any other cause so long as Owner shall proceed in good faith.

     (d) Notwithstanding anything set forth herein to the contrary, Operator shall be responsible for all repairs and replacements of damage and/or destruction of all or any part of the Leased Premises necessitated by vandalism, burglary or attempted burglary, or any other illegal or forcible entry into the Leased Premises.

     (e) Operator hereby expressly waives the provisions of Section 227 of the Real Property Law or any like law which may hereinafter be enacted and agrees that the provisions of this Section 5.12 shall govern and control in lieu thereof, this Section being an express agreement governing any case of damage or destruction of the Leased Premises by fire or other casualty.

     5.13 Condemnation.

         (a) If all or substantially all of the Greenhouse shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or expropriation or in the event of a conveyance in lieu thereof, then this Agreement shall terminate as of the date on which possession of the Greenhouse is required to be surrendered to the condemning authority, and Operator shall have no claim against Owner for the value of the unexpired term of this Agreement or for Operator's property or moving expenses.

         (b) If there is a taking of less than substantially all of the Greenhouse and it is commercially reasonable to repair the Greenhouse, this Agreement shall continue in full force and effect except that the Fixed Rent shall be reduced equitably in relation to the area of the

Greenhouse so taken or conveyed and the other terms of this Agreement shall be adjusted approximately, such reduction and adjustment commencing as of the date Operator is required to surrender possession of such portion. Owner shall promptly restore the Greenhouse, to the extent of condemnation proceeds available for such purpose, as nearly as practicable to a condition comparable to its condition at the time of such condemnation less the portion lost in the taking or conveyance and Operator shall as promptly as practicable in accordance with industry standards re-enter the Greenhouse and commence doing business in accordance with the provisions of this Agreement. During the restoration period, fixed rent shall be abated in the proportion which the area of the part of the Greenhouse which is not usable by Operator bears to the total area of the Greenhouse.

     (c) In the event of any condemnation or taking as hereinbefore provided, Operator shall not be entitled to any part of the award as damages or otherwise for such condemnation arid Owner and any Owner's mortgagee shall receive the full amount of such award as their respective interests may appear. Operator hereby expressly waives any right or claim to any part hereof and assigns to Owner any such right or claim to which Operator might become entitled. Operator shall have the right to make a separate claim against the condemning (but not against Owner or such mortgagee) for such compensation as may be separately awarded or recoverable by Operator in Operator's own right for or on account of, and limited to solely to, the value of the unexpired term and Operator's property and moving expenses.

     5.14 Estoppel Certificates.

     Operator  agrees at any time and from time to time,  upon not less than ten
(10) days' prior notice from Owner, to execute, acknowledge and deliver, without charge, to Owner, or to any person designated by Owner, a statement in writing certifying that this Agreement is (or if there have been modifications, identifying the same by the date thereof and the nature thereon, that Operator has not received any notice of termination of this Agreement (or if Operator has received such a notice, that it has been revoked, if such be the case), that to the knowledge of Operator no event of default exists hereunder (or if any such event of default exists hereunder (or if any such event of default does exist, specifying the same and stating that the same has been cured, if such be the case), that Operator to its knowledge has no claims or offsets against Owner hereunder (or if Operator has any such claims or offsets, specifying the same), and the dates to which the rent and the other sums and charges payable by Operator hereunder have been paid.

ARTICLE VI. OPERATION OF THE GREENHOUSE

     6.1 Right to Operate. Operator shall be the operator of the Greenhouse, and shall conduct and direct all operations and marketing relating to the Greenhouse and its produce, in accordance with the terms of this Agreement. Operator shall conduct all such operations and marketing as would a prudent commercial greenhouse operator under the same or similar circumstances, in a good and workmanlike manner which reasonably maximizes Net Proceeds.

     6.2 Operating Plan.

     (a) Within ninety (90) days after execution of this Agreement, Operator shall deliver to Owner a plan for the development and operation of the Greenhouse (the "Operating Plan").

Operator shall amend the Operating Plan periodically as necessary to reflect changes in, or deviations from, the assumptions or programs outlined in the operating Plan. Operator shall at all times operate the Greenhouse materially in accordance with the Operating Plan. Prior to implementation of the Operating Plan or any material amendment proposed by Operator, Operator shall present such Operating Plan or amendment along with any reasonably requested supporting data to Owner for its approval, which approval shall not be unreasonably withheld. If Owner withholds approval of the Operating Plan or amendment, Owner and Operator shall promptly meet and negotiate a mutually acceptable revision to such plan or amendment.

     (b) The Operating Plan shall consist of the information outlined in Exhibit "G" hereto. The Operator shall update the Operating Plan annually and deliver a copy of the updated Operating Plan to Owner for its approval by July 31 of each Year. Owner shall either approve the Operating Plan within thirty (30) days of receipt, or if Owner disapproves of such Operating Plan, Owner shall promptly arrange a meeting with Operator to arrive at mutually acceptable revisions thereto.

     6.3 Costs and Liabilities; Operating Losses.

     (a) Operator shall be responsible for, and shall pay when due, all costs and expenses for materials, equipment, labor and resources to manage and operate the Greenhouse, including but not limited to costs and expenses for supervision, labor, training, production supplies, working capital, packaging, delivery, electricity, wastewater disposal, stormwater control, telephone, advertising, office supplies, insurance (other than insurance provided by Owner under Section 7.4), legal, accounting and solid waste disposal. Owner shall be responsible for, and shall pay for, only those costs and expenses for services, material and equipment included in Owner's Scope, and those costs and expenses expressly agreed to be paid by Owner under Sections 5.6, 5.7 and 5.9 hereof.

     (b) Operator shall be responsible for any operating losses relating to the Greenhouse, and Operator shall at all times maintain sufficient cash reserves and/or lines of credit for working capital to cover reasonably foreseeable operating losses. Operator may carry forward certain net operating losses from the Lease Year in which they are incurred to succeeding Lease Years for the purpose of calculating Net Proceeds, but only as follows:

          (i) If due solely to an event of Force Majeure Operator incurs the loss of all or substantially all of its crop in any Lease Year, Operator may carry forward that portion of its net operating loss which directly results from such crop loss and deduct it as a Permitted Expense for the purpose of calculating Net Proceeds in the two Lease Years next succeeding the Lease Year in which the crop loss occurred (but not in subsequent Years); provided that in the event of such two-year carry forward Operator shall be entitled to deduct as a Permitted Expense, only one-third of its Overhead Charge during the second year of such two-year carry forward period; and

          (ii) Operator may carry forward other net operating losses relating solely to the Greenhouse and deduct them as Permitted Expenses for the purpose of calculating Net Proceeds only in the Lease Year next succeeding the Lease Year in which such loss occurred

     (and not in subsequent Lease Years); and such carry forward shall not affect Operator's right to deduct its Overhead Charge as a Permitted Expense.

          No other carry forwards of net operating losses will be permitted hereunder. All such carry forwards and deductions shall be made in accordance with the terms and conditions set forth in Exhibit "B" hereto.

     6.4 Reports to Owner. Operator shall deliver to Owner monthly reports which, among other things, compare actual and projected production, revenues, expenditures and cash flow to the Operating Plan then in effect. Operator shall keep complete and correct books, accounts and records of operations, and shall cause an independent accounting firm to perform an anneal review of its books and records. Owner shall have the right to review Operator's books, accounts and records of operations (including but not limited to those relating to transactions with Operator's Affiliates) upon reasonable prior written notice (but no more frequently than once each month), and to select and retain an independent accounting firm to audit Operator's books, accounts and records of operation, as is more fully set forth in Exhibit "B". At Owner's request, Operator shall demonstrate to Owner's reasonable satisfaction that specific transactions with Operator's Affiliates were undertaken on terms equal to or better than comparable arm's length market transactions.

     6.5 Reports to Governmental Authorities. Operator shall make all reports to Governmental Authorities that are customarily made by an operator of a like business or enterprise or as may be required by any Governmental Authority.
Operator shall promptly provide copies of all such reports (except Operator's federal, state and local income tax returns) to Owner.

     6.6 Liens and Encumbrances. Operator shall keep the Leased Premises and any other property on the Leased Premises owned by Owner, free from all liens and encumbrances occasioned by its operations, and in the event a lien or other encumbrance is filed against the Leased Premises, Operator shall discharge the same by payment or by posting an appropriate bond within fifteen (15) days thereafter. Operator shall indemnify, defend and hold harmless Owner and Project Lender, their respective Affiliates, and the shareholders, officers, directors, agents and employees of each, from and against any and all liability, loss, damage, costs, attorneys fees and other expenses incurred on account of claims by any person performing work or furnishing material or supplies for Operator or any person claiming under Operator. Owner may require that Operator provide to Owner at Operator's expense a lien and completion bond in an amount equal to at least one and one-half times the total estimated cost of any additions, alterations, improvements or modifications proposed to be undertaken by Operator to protect Owner against any liability for mechanics and materialmen's liens and to ensure timely completion of the work.

     6.7 Employees.

     (a) To ensure adequate training of Greenhouse personnel, Operator shall hire a general manager for the Greenhouse no later than April 1, 1993. In addition, Operator shall hire one grower manager no later than August 1, 1993. Operator shall hire all remaining Greenhouse personnel in a timely manner, in order to permit Operator to perform its obligations under this Agreement.

     (b) No persons working in connection with operation of the Greenhouse shall be employees, agents or independent contractors of Owner, but shall be hired and managed by Operator. The number of employees or independent contractors used by Operator in conducting operations hereunder, their selection, and the hours of labor and the compensation for services performed, shall be determined by Operator except as expressly provided in subsection (a) above.

     (c) Provided Operator is not then in default hereunder, Owner agrees that upon the expiration or earlier termination of this Agreement and for a period of one (1) year there-after, Owner shall not solicit for employment Operator's then--current general manager or grower managers.

     6.8 Matters for Owner to Decide or Take Action. Matters with respect to which Owner shall decide and take action, shall include the following:

     (a)  Operating  Plan.  The  approval of the  Operating  Plan as provided in
Section 6.2.

     (b) Disposition of Equipment. The replacement, selling or other disposition of any item of Owner's equipment.

     (c) Courts and Agencies.

          (i) Owner shall be primarily responsible for appearing before any court or regulatory agency in matters pertaining to the Greenhouse, the Greenhouse Site, the Pipeline or the Facility, provided that Operator shall do all things reasonably requested to support Owner in connection therewith.

          (ii) Notwithstanding item (i) above, Operator shall be primarily responsible for appearing before any court or regulatory agency in matters pertaining exclusively to Operator's business licenses or other permits or authorizations obtained in Operator's name. However, Operator shall provide to Owner reasonable advance notice of such hearings and Owner may, at its sole expense, attend such proceeding and be represented by counsel.

     6.9 Permits. Operator shall obtain and maintain all business licenses and other permits and authorizations necessary to be obtained or maintained in Operator's name in order to operate the Greenhouse as contemplated herein, and in the case of a termination of this Agreement or an assignment hereof by Operator, Operator shall transfer such licenses, permits and authorizations to the new operator of the Greenhouse to the extent such transfers are permitted by law. In the event such transfer is made by Operator, Operator shall be released and discharged from all obligations under such licenses, permits and authorizations which arise from and after the date of such assignment.

     6.10 Compensation of Operator. In compensation for its operating services under this Agreement, Operator shall be entitled to receive:

         (a) Operator's actual, documented labor costs and out-of-pocket expenses, up to a maximum amount of Forty-Five Thousand Dollars ($45,000), for Operator's services in preparation of the Greenhouse design and construction specifications and in evaluating bids for Greenhouse design and construction, as described in Sections 4.1 and 4.2 of this Agreement. Such compensation shall be paid in arrears twenty (20) days after receipt of Operator's adequately-documented invoice, which Operator shall deliver to Owner within ten
(10) days after the end of each calendar month in which such services were performed. However, in no event shall such amount exceed the amount Owner would have paid had these services been billed upon a percentage of completion basis calculated with respect the maximum payment due under this Section 6.10(a).

     (b) Operator's actual, documented labor costs and out-of-pocket expenses, up to a maximum of Eleven Thousand Dollars ($11,000) per month and Eighty-Eight Thousand Dollars ($88,000) in the aggregate, for Operator's construction supervisory services described in Section 4.4 hereof. Such services shall commence on the date Greenhouse construction commences and end on the date Greenhouse construction is completed, a period which the parties currently expect to be no longer than eight (8) months in duration. Such compensation shall be paid in arrears twenty (20) days after receipt of Operator's adequately-documented invoice, which Operator shall deliver to Owner within ten
(10) days after the end of each calendar month during the construction period.

     (c) Operator's share of Net Proceeds, determined and payable as set forth in Exhibit "B" to this Agreement.

ARTICLE VII. OPERATING EXPENDITURES

     7.1 Payments and Accounting. Except as herein otherwise specifically provided, Operator shall bear and promptly pay and discharge all costs and expenses incurred in the operation of the Greenhouse pursuant to the Operating Plan and this Agreement, and shall account for the same in accordance with Exhibit "B" and generally accepted accounting principles. Operator shall keep an accurate record of all expenses and revenues.

     7.2 Limitation of Expenditures. Operator shall not undertake to make any expenditure in excess of $25,000 except in accordance with the Operating Plan; provided, however, that, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, Operator may take such steps and incur such expenses as in its reasonable opinion are required to safeguard life and property, but Operator, as promptly as possible, shall report the emergency and actions taken to Owner.

     7.3 Operator's Insurance.

     At all times during the term hereof, Operator shall, at its expense:

     (a) Comply with the worker's compensation law of the State of New York, and shall carry worker's compensation insurance granting the legally-required compensation under the worker's compensation law of the State of New York. Operator also shall carry employer's liability insurance with limits of not less than $1,000,000 for all of Operator's employees engaged in work for Operator in connection with this Agreement.

     (b) Maintain general liability insurance coverage of $1,000,000 per occurrence, insuring for damages to property of third persons or injury to or death of third persons arising out of Greenhouse operations, including contractual liability, products and completed operations and independent contractors. The deductible on such policy shall not exceed $10,000.

     (c) Maintain automobile liability insurance of $100,000,000 per occurrence for all owned, hired and leased vehicles.

     (d) Maintain excess or umbrella liability insurance in excess of the general liability, automobile liability and employers liability of $10,000,000 per occurrence.

     All such insurance described in subsections (b), (c) and (d) above shall name Owner and the Project Lender as additional insured parties as their respective interests may appear. In addition, all insurance purchased pursuant to this Section 7.3 shall contain a waiver by the insurance company of all rights of subrogation with respect to Owner and the Project Lender. Operator shall provide Owner with certificates evidencing the above insurance, and shall require all of its contractors and subcontractors engaged in work on the Greenhouse to comply with the requirements of this Section 7.3.

     7.4 Owner's Insurance. At all times during the term hereof, Owner shall, at Owner's expense, maintain insurance on all improvements on the Leased Premises against damage by fire and such other hazards as are customarily included in so-called "all risk" insurance coverage. Such insurance may be blanket with other insurance maintained by Owner or Owner's affiliates. Project lender and Operator shall be named as additional insureds on such policy, as their respective interests may appear. All insurance purchased pursuant to this
Section 7.4 shall contain a waiver by the insurance company of all rights of subrogation with respect to Operator.

     7.5 Other Insurance Matters. Any party hereto individually may acquire such additional insurance as it desires at its own expense to protect itself against any liability not covered by the insurance specified above.

     7.6 Indemnification by Operator. Operator shall indemnify and hold Owner, the Project Lender, their respective Affiliates, and the shareholders, officers, directors, agents and employees of each, harmless from and against any claim, loss or liability arising out of the operation of the Greenhouse by Operator or resulting from (i) any tort claim relating to operation of the Greenhouse, (ii) any contract entered into by Operator and a third party, (iii) any debt incurred by Operator, (iv) any insured loss in excess of insurance coverages; (v) any loss insured against by Operator under Section 7.3 hereof which is within the deductible of its insurance policy; (vi) Operator's negligence or willful misconduct, or (vii) expenses in excess of revenues.

     7.7 Indemnification by Owner. Owner shall indemnify, defend and hold harmless Operator, Operator's lender, their respective Affiliates, and the shareholders, officers, directors, agents and employees of each, from and against (i) any claim, loss or liability arising solely from Owner's negligence or willful misconduct in the operation of the Facility, or (ii) any loss insured against by Owner under Section 7.4 hereof which is within the deductible of its insurance policy. Owner's obligations of indemnification under this Section 7.7 shall not be deemed to limit Operator's obligations of indemnification under
Section 7.6 hereof.

     7.8 Transactions with Affiliates. Operator shall not enter into or participate in any transactions with its Affiliates relating to the operation of the Greenhouse except on terms and at rates no more favorable to such Affiliate than those which could have prevailed in an arm's length transaction between unrelated third parties.

ARTICLE VIII. SECURITY FOR PERFORMANCE

     8.1 Security for Performance.

     (a) As security for the performance of its obligations hereunder, on or before April 1, 1993 Operator shall deliver to Owner a security deposit in the form of cash or an irrevocable standby letter of credit in the amount of Two Hundred Fifty Thousand Dollars ($250,000). If Operator elects to deliver a letter of credit, such letter of credit shall be in a form and with a financial institution reasonably acceptable to Owner.

     (b) Such cash deposit or letter of credit may be drawn upon in whole or in part by Owner to compensate it for its damages in the event Operator commits a Major Default prior to the Date of Commercial Operation. In the event Owner elects to draw down the letter of credit or cash deposit it shall be deemed to waive any claim to monetary damages by virtue of such Major Default, but such draw down shall be without prejudice to the exercise of Owner's other remedies under Section 12.2 of this Agreement.

     8.2 Line of Credit. On or before the Date of Commercial Operation, Operator shall obtain a line of credit of not less than One Million Dollars ($1,000,000) or shall establish cash reserves of not less than $1,000,000 for working capital purposes from or with a financial institution reasonably acceptable to Owner. At such time, Owner shall release the irrevocable letter of credit or cash security posted pursuant to Section 8.1 above. In the event such line of credit is subsequently terminated and not replaced, or such cash reserves are exhausted and not replenished, Operator shall immediately deliver to Owner a letter of credit or cash security meeting the requirements set forth in Section 8. 1. Such replacement letter of credit or cash security shall remain in effect until such time as the line of credit or cash reserves are replenished to the amount of $1,000,000 or such lesser amount as may be reasonably satisfactory to Owner.

ARTICLE IX. CLAIMS AND LAWSUITS

     Operator may settle any single damage claim or suit arising from its operations hereunder if the expenditure does not exceed Twenty Five Thousand Dollars ($25,000) and if the payment is in complete settlement of such claim or suit and contains a full and complete release of liability as to Owner, Project Lender, their respective Affiliates, and the shareholders, officers, directors, agents and employees of each. If the amount required for Settlement exceeds the above amount, then any settlement shall be only with approval of Owner (such approval not to be reasonably withheld), unless covered by insurance.

ARTICLE X. DELIVERY AND USE OF THERMAL ENERGY

     10.1  Obligation to Use Thermal  Energy.  Subject to the provisions of this
Article X, Owner shall deliver to Operator, and Operator shall accept from the Facility and the Auxiliary Boiler, all Thermal Energy required by the Greenhouse.

     10.2 Minimum Annual Quantity. Operator agrees to accept from the Facility and use at the Greenhouse the minimum annual quantity of Thermal Energy necessary to maintain the Facility's Qualifying Cogeneration Facility status (the "Minimum Annual Quantity") and Operator shall be obligated to productively use the Minimum Annual Quantity of Thermal Energy for an industrial or commercial process or for a heating or cooling application in accordance with the requirements of PURPA and any other applicable laws. Thermal Energy supplied from the Auxiliary Boiler shall not be included in the determination of whether Operator has satisfied the Minimum Annual Quantity operator will comply with any commercially reasonable request by Owner to enable Owner to maintain the status of the Facility as a Qualifying Cogeneration Facility, including but not limited to the use of additional Thermal Energy produced by the Facility.

     10.3 Scheduling. Operator shall notify Owner by 11:00 a.m. on any applicable day, if during the twenty-four hour period commencing at 12:01 a.m. the next morning Operator plans to use substantially more or less Thermal Energy that it has used, on average, during each day in the preceding seven (7) day period.

     10.4. Continuous Supply. It is intended that Owner will provide a continuous supply of Thermal Energy to Operator during such periods as the Facility is not shut down, and Owner shall consult with Operator on a regular basis as to the scheduling of Facility, Pipeline and Heat Exchange System maintenance or other scheduled events and to notify Operator as soon as practical of any nonscheduled events or circumstances which would reduce or curtail its ability to supply Thermal Energy from the Facility. During such periods of reduction or curtailment of Thermal Energy supply from the Facility, Operator shall provide Thermal Energy through use of the Auxiliary Boiler, as set forth in Section 5.9(b) hereof. Notwithstanding the foregoing, Owner shall not be liable for any loss or damage to property resulting from any failure, interruption, reduction or suspension of the supply of Thermal Energy hereunder unless, and to the extent that, willful misconduct by Owner, its agents or employees directly results in loss or damage which interrupts, reduces or suspends the supply of Thermal Energy from the Auxiliary Boiler. Operator shall not operate the Auxiliary Boiler during periods in which an adequate supply of Thermal Energy is available from the Facility.

     10.5 Maximum Rate Of Supply. Owner agrees that the size of piping and related equipment at the Facility and to the Point of Interconnection and the size of the Auxiliary Boiler will be sufficient, when both the Auxiliary Boiler and the Facility are in operation, to deliver a combined capacity of 69 million BTUs of Thermal Energy per hour, but Operator agrees that Owner shall not be required to provide Thermal Energy at this maximum rate for more than 1,000 hours in any Year. In addition to this maximum hourly limitation, Owner shall not be obligated to supply more than 160 billion BTUs of Thermal Energy per Year from the Facility and the Auxiliary Boiler unless Owner and Operator agree upon mutually acceptable pricing and other terms and conditions for such additional Thermal Energy supply. Provided Owner remains capable of supplying the foregoing annual maximum amount of Thermal Energy to Operator, Owner may sell or supply additional Thermal Energy to third parties in Owner's sole discretion.

     10.6 Return of Condensate. Condensate shall be returned to the Facility after delivery of the Thermal Energy to the Greenhouse, free from all contaminants. The operator shall be entitled to obtain steam or hot water for its operations at the steam extraction point; provided that

Operator shall use its best efforts to return at least ninety percent (90%) of the Condensate resulting from Owner's supply of Thermal Energy hereunder. If Condensate becomes contaminated while in use in Operator's process or otherwise in Operator's control, Operator shall immediately notify Owner, and at Operator's sole expense, immediately correct the source or cause of such contamination.

     10.7 Metering. Owner agrees to provide and maintain sealed flow, temperature and pressure recording and totalizing meters at the Point of Metering so as to record the Thermal Energy delivered to Operator and Condensate returned to Owner. The delivery of Thermal Energy and return of Condensate pursuant to this Agreement shall take place at the Point of Metering. All loss of Thermal Energy after it passes the Point of Metering shall be at the sole risk of Operator. Owner shall read the meters at least monthly, and Operator shall be entitled to have a representative present to observe the meter reading each month. Operator may, in addition, inspect the meter charts at other times with prior notice to Owner. The accuracy of the meter shall be certified by an independent third party at least once per year at the expense of Owner, and the results of any test and calibration adjustments shall be furnished to Operator. If Operator at any time disputes the accuracy or condition of any of Owner's meters, it shall so advise Owner in writing. Owner, shall, within thirty (30) days after receiving such notice, advise Operator in writing as to its position concerning its meter's accuracy and the reasons for taking such position. If the Parties are unable to resolve their disagreement through reasonable negotiations, then either party may engage a mutually acceptable, qualified, unaffiliated third party to test the meter. Should the meter be found in good order, Operator shall bear the cost of inspection; otherwise the cost shall be borne by Owner. For purposes of the preceding sentence, "good order" shall mean any condition which does not require a billing adjustment as hereinafter provided. Any repair or replacement shall be made as soon as practicable, based on the third party's report. In the event a meter error is discovered, the following conditions shall apply: (i) if the error in measurement does not exceed two percent (2%), no adjustment in billing (for Thermal Energy deliveries in excess of 160 billion BTUs in any year) shall be made, or (ii) if the meter error exceeds two percent (2%), an adjustment in previous billings (if any) will be made equivalent to the percentage difference in meter correction for the second half of the period since the previous meter check, but in no case for a period greater than three months prior to the date the error was discovered. In the event Owner's meters are out of service, measurement shall be determined through estimation by reference to quantities measured during periods under similar conditions when Owner's meters were in service and measuring accurately.

     10.8 Auxiliary Boiler Fuel Costs. Owner shall arrange for the supply of, and pay any and all costs for, the natural gas and fuel oil consumed by the Auxiliary Boiler in connection with the supply of Thermal Energy from the Auxiliary Boiler during periods of reduction or curtailment of the Thermal Energy supply from the Facility; provided, however, that Owner shall have no obligation to pay such Auxiliary Boiler fuel costs after Owner has supplied 160 billion BTUs of Thermal Energy from any source during any Year. Operator shall reimburse Owner promptly upon presentation of Owner's invoice, for the cost of any natural gas and fuel oil paid for by Owner relating to deliveries of Thermal Energy in excess of 160 billion BTUs in such Year. Owner shall so invoice Operator based upon Owner's average cost of natural gas and average cost of fuel oil during such Year.

ARTICLE XI. REPRESENTATIONS, WARRANTIES AND COVENANTS

     11.1 Representations, Warranties and Covenants of Operator. Operator represents, warrants and covenants as follows:

     (a) Operator is duly organized and in good standing under the laws of the State of New York and is duly qualified to conduct its business in the State of New York.

     (b) Operator has taken all corporate action necessary for the authorization of the execution, delivery and performance of this Agreement and upon delivery this Agreement shall constitute the legal, valid and binding obligation of Operator, enforceable against Operator in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies herein may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     (c) Execution of this Agreement by Operator, and the performance by Operator of its obligations hereunder, will not constitute a breach or violation of any agreement or instrument by or under which Operator or any of its properties are bound; nor will the execution or performance of this Agreement by Operator violate any rule, court order or decree or law applicable to Operator.

     (d) No suits, actions, arbitrations, legal or administrative proceedings are pending or has been threatened against Operator that would affect the validity or enforceability of this Agreement or the obligation of Operator to fulfill its commitments hereunder or that could result in any material adverse change in the business or financial condition of Operator.

     (e) Operator has no knowledge of any fact or condition or of any pending or threatened action or proceeding of any kind or character that would adversely affect the development, construction, or operation of the Greenhouse, the Pipeline or the Facility to the fullest extent permitted under applicable permits, laws and regulations.

     (f) Operator has not entered into any agreement that is in conflict with or violates any of the terms of this Agreement or that, to the best of its knowledge, is breached or violated by the execution or performance of this Agreement by Operator or which would result in the creation or imposition of any lien, charge or encumbrance against the Greenhouse, the Pipeline or the Facility, including their machinery or equipment.

     (g)  No  bankruptcy,  insolvency,   rearrangement,  or  similar  action  or
proceeding, whether voluntary or involuntary, is pending against Operator.

     11.2 Representation, Warranties and Covenants of Owner. Owner represents, warrants and covenants as follows:

     (a) Owner is duly organized and in good standing under the laws of the State of Delaware, and is duly qualified to conduct its business in the State of New York.

     (b) Owner has taken all corporate action necessary for the authorization of the execution, delivery and performance of this Agreement and upon delivery this Agreement shall constitute the legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, subject to the qualifications, however, that the enforcement of the rights and remedies herein may by limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

     (c) The execution of this Agreement by Owner, and the performance by Owner of its obligations hereunder will not constitute a breach or violation of any agreement or instrument by or under which Owner or any of its properties are bound; nor will the execution or performance of this Agreement by Owner violate any rule, court order or decree or law applicable to Owner.

     (d) No suits, actions, arbitrations, legal or administrative proceedings are pending or have been threatened against Owner that would affect the validity or enforceability of this Agreement or the obligation of Owner to fulfill its commitments hereunder or that could result in any adverse change in the business or financial condition of Owner.

     (e) Owner has no knowledge of any fact or condition or of any pending or threatened action or proceeding of any kind or character that would adversely affect the development, construction, or operation of the Greenhouse, the Pipeline or the Facility to the fullest extent permitted under applicable permits, laws and regulations.

     (f) Owner has not entered into any agreement that is in conflict with or violates any of the terms of this Agreement or that, to the best of its knowledge, is breached or violated by the execution or performance of this Agreement by Owner or which would result in the creation or imposition of any lien, change or encumbrance against the Greenhouse, the Pipeline or the Facility, including their machinery or equipment.

     (g)  No  bankruptcy,  insolvency,   rearrangement,  or  similar  action  or
proceeding, whether voluntary or involuntary, is pending against Owner.

     (h) Owner is the owner in fee of the Greenhouse Site. The Greenhouse Site is encumbered by and subject to (i) that certain Mortgage, Security Agreement and Assignment of Rents dated as of January 17, 1992 between Owner and Citibank, N.A. as Collateral Agent, and (ii) that certain Short-Term Agricultural Lease dated as of June 9, 1992 between Oxbow and Allen De Vantier.

     (i) Owner has no actual knowledge of the presence of any Hazardous Materials in, on, under or about the Greenhouse Site as of the date hereof.

ARTICLE XII. DEFAULT AND REMEDIES

     12.1 Default. A Party shall be in default hereunder as follows:

     (a) Operator shall be in default hereunder if Operator shall fail to pay any installment of the Fixed Rent or Variable Rent payable under this Agreement, or any additional rent or other charges for which provision is herein made, or any portion of any of the foregoing, when the same shall become due and payable, and such failure shall continue for seven (7) days after the due date therefor, in the case of Fixed Rent or Variable Rent, or Fifteen (15) days after notice thereof from Owner to Operator in the case of additional rent or other charges;

     (b) Except as set forth in subsection 12.1(a), either Party shall be in default hereunder if such Party breaches or fails to observe or perform any of its obligations, covenants, conditions, services or responsibilities under this Agreement, which failure shall continue for thirty (30) days after receipt of written notice from the Party not in default specifying the nature of such breach or failure and demanding that it be cured (unless such failure cannot be completely cured within such thirty (30) day period, in which case such Party shall be in default if it does not commence and diligently pursue appropriate steps to cure such failure within thirty (30) days after receipt of such notice and thereafter complete the cure no more than one hundred twenty (120) days after receipt of such notice).

     (c) Either Party shall be in default hereunder if by order of a court of competent jurisdiction a receiver or liquidator or trustee of such Party or of any of the property of such Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of sixty
(60) days; or if by decree of such a court, such Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of sixty (60) days after the entry thereof; or if a petition to declare bankrupt or to reorganize such Party pursuant to any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within sixty (60) days after such filing.

     (d) Either Party shall be in default hereunder if such Party shall File a voluntary Petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Act, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or liquidators of it or of all or any part of its property.

     12.2 Remedies for Default.

     (a) In the event of any Major Default under this Agreement, the non-defaulting Party shall be entitled, at its option, to terminate this Agreement and may in addition to or in lieu of termination pursue its other remedies hereunder and any remedy existing at law or equity. If the default is not a Major Default, however, the Party not in default may not terminate this Agreement but may pursue its other remedies hereunder and any other remedy existing at law or in equity. Notwithstanding anything herein to the contrary, unless and until this Agreement has been terminated, Operator shall not refuse to accept delivery of or to use Thermal Energy as provided in Article X of this Agreement, nor shall it refuse to make any payments required under this Agreement. Termination of this Agreement shall not discharge or relieve either Party from any obligations or liabilities which may have accrued under this Agreement prior to such termination except as expressly provided otherwise hereunder. If Owner elects to terminate this Agreement due to a Major Default by Operator, among other remedies available to Owner, Owner shall have the right to immediately take over operation of the Greenhouse with all of Operator's employees, equipment and crops in place, and thereafter to assume Operator's contracts with such employees and to purchase such equipment and crops at then-fair market value.

     (b) If Operator fails to use the Minimum Annual Quantity in any Year, Owner shall be entitled to request further written assurances from Operator regarding its ability and intent to use the Minimum Annual Quantity in succeeding Years of operation. Operator shall respond in writing to Owner's request for further assurances within thirty (30) days after receipt. If Operator's response is unsatisfactory to Owner in Owner's reasonable discretion, Owner, without waiving its right to other remedies at law or equity, shall be empowered to take such actions as may be appropriate to preserve or reinstate the Facility's status as a Qualifying Cogeneration Facility. Such actions may include, but would not be limited to, efforts to obtain waivers from the appropriate state and federal regulatory agencies, developing another customer or use for the Facility's Thermal Energy or expanding the Greenhouse. If Owner obtains another customer or use for the Facility's Thermal Energy, this Agreement shall be amended to reduce Operator's entitlement to Thermal Energy hereunder in an amount reasonably determined by Owner, but in no event more than the amount Owner has committed to such other customer.

ARTICLE XIII. FORCE MAJEURE

     If either Party shall be unable to carry out any obligation under this Agreement due to an event of Force Majeure, this Agreement shall remain in effect but such obligation shall be suspended for the period necessary as a result of the event of Force Majeure, provided that:

     (a) the non-performing Party gives the other Party prompt written notice describing the particulars of the event of Force Majeure, including but not limited to the nature of the occurrence and the expected duration of the disability, and continues to furnish timely regular reports with respect thereto during the period of Force Majeure and the disability;

     (b) the suspension of performance is excused only to the extent required by the event of Force Majeure; and

     (c) the non-performing Party continues to perform its unexcused obligations hereunder, and uses its best efforts to remedy its inability to perform those obligations excused by the event of Force Majeure.

     Force Majeure shall not excuse payment of monies owed. Furthermore, Operator's obligation to use the Minimum Annual Quantity as specified in Section
10.2 shall not be excused or suspended by reason of Force Majeure affecting Operator. In the event Operator fails to use the Minimum Annual Quantity due to an event of Force Majeure affecting Operator, Owner shall not be entitled to seek monetary damages from Operator but shall be entitled to exercise all other remedies set forth in Subsection 12.2(b) hereof.

ARTICLE XIV. ASSIGNMENT

     Without the prior written consent of Owner, which consent shall not be unreasonably withheld, Operator shall not (a) assign or otherwise transfer, whether by operation of law or otherwise, this Agreement or the term and estate hereby granted, (b) sublet all or part of the Greenhouse or Greenhouse Site or allow the same to be used or occupied by others or used or occupied in a manner inconsistent with the Operating Plan, (c) mortgage, pledge or encumber this Agreement or all or part of the Greenhouse or Greenhouse Site in any manner by reason of any act or emission on the part of Operator, or (d) suffer or permit the transfer of majority ownership or control of Operator in one or more transactions. Except as specified below, Owner shall not assign this Agreement to any other person or entity without the prior express written consent of Operator, which consent shall not be unreasonably withheld. However, Owner shall have the right, without Operator's consent, to assign this Agreement to:

     (a) any business entity which has acquired operational control of and responsibility for the Facility during the term of this Agreement and which has the financial capability to carry out Owner's obligations hereunder;

     (b) any third party or parties as security in connection with obtaining or arranging any debt or equity financing or refinancing for the Facility, the Pipeline or the Greenhouse; or

     (c) any successor entity in connection with the enforcement of the security interest described in (b) above.

     Operator agrees to provide any such assignee or financing (or refinancing) party with such certificates and consents related to the effectiveness of this Agreement and the assignment thereof as may be reasonably requested by Owner. In the event an assignment is made and consented to (other than to a third party as security in connection with a debt or equity financing or refinancing of the Facility, the Pipeline or the Greenhouse) the assigning Party shall be released and discharged from all obligations to the other Party thereafter arising, and such assignee shall be substituted in place of the assigning Party herein.

ARTICLE XV. NOTICES

     All notices, notifications, invoices, payments, or other communication between the parties shall be given by hand delivery, overnight courier, telecopy or certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

          If to Operator:     Village Farms of Wheatfield, Inc.
                              12 Elkins Road
                              East Brunswick, New Jersey 08816
                              Attention: President
                              Telecopy No.: (908) 254-1710

          If to Owner:        Oxbow Power of North Tonawanda,
                              New York, Inc.
                              1601 Forum Place
                              West Palm Beach, FL 33401
                              Attention: President
                              Telecopy No.: (407) 687-5140

Either party may change its address for notice hereunder by giving the other party notice as provided above. All communications delivered by hand, telecopy or by overnight courier shall be deemed received upon delivery; or if mailed, communications shall be deemed received three (3) days after the date of deposit in the United States mail.

ARTICLE XVI. COMPLIANCE WITH LAWS AND REGULATIONS

     16.1 Laws, Regulations and Orders. The performance of the parties hereunder shall be, in all respects, in compliance with and subject to the laws of the State of New York, to the valid rules, regulations, and orders of any duly constituted regulatory body of said State, to all other applicable federal and local laws, ordinances, rules, regulations and orders and to any and ail licenses, permits or approvals issued by the federal, state or local government relating to the Facility, the Pipeline or the Greenhouse.

     16.2 Governing Law. This Agreement shall be interpreted and enforced pursuant to the applicable laws of the United States of America and the laws of the State of New York, excluding choice-of-law provisions which would direct the application of the laws of another jurisdiction. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated in the courts of the State of New York.

     16.3 Hazardous Materials.

     (a) Other than in accordance with all applicable laws, Operator shall not, and shall not permit others to, generate, store, handle, process, dispose, discharge, or otherwise use Hazardous Materials on, in, under, from, or about the Leased Premises, or in a manner which could lead to the imposition on Operator or Owner of any liability, judgment, order, or lien of any nature under any applicable law.

     (b) Operator shall promptly notify Owner in the event of any release of any Hazardous Material at, in, on, under, from or about the Leased Premises which is not permitted by applicable laws, which is required to be reported to a governmental authority, or which could result in any cleanup obligation or liability under applicable laws, and shall promptly clean up such release of Hazardous Materials in accordance with all applicable laws and pay all costs, damages, and penalties in connection with such release or cleanup of the Hazardous Materials.

     (c) Operator shall indemnify, defend and hold harmless Owner and the Project Lender, their respective Affiliates, and the shareholders, directors, officers and employees of each (the "Operator Indemnitees") from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees) that arise from the use, presence, generation, handling, processing, storage, discharge, disposal, release, removal, cleanup or otherwise in connection with Hazardous Materials utilized or present in or at the Greenhouse or released on, over, under, from or about the Leased Premises during the term of this Agreement. The obligation of Operator to indemnify, defend and hold harmless the Operator Indemnitees shall not apply to those matters as to which Owner undertakes to indemnify the Owner Indemnitees- under Subsection 16.3(d) below.

     (d) The Owner shall indemnify, defend and hold harmless Operator, Operator's lender, their respective Affiliates, and the shareholders, directors, officers and employees of each (the "Owner Indemnitees") from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including sums paid in settlement of claims, reasonable attorneys' fees, consultant fees and expert fees) that arise from the use, presence, generation, handling, processing, storage, discharge, disposal, release, removal, cleanup or otherwise in connection with Hazardous Materials utilized on or present in or at the Greenhouse Site or released on, over, under, from or about the Greenhouse Site prior to the term of this Agreement.

ARTICLE XVII. NON-WAIVER

     The failure of either Party to insist in any instance on strict performance of any provision of this Agreement shall not be construed as a waiver of any such provisions or the relinquishment of any rights thereunder in the future, but the same shall continue in full force and effect.

ARTICLE XVIII. INDEPENDENT PARTIES

     It is  expressly  understood  that  Operator  is acting  as an  independent contractor under this Agreement. Nothing contained in this Agreement shall be deemed or construed for any purpose to establish, between Owner and Operator, a partnership or joint venture, a principal-agent relationship, or any relationship not specifically stated in this Agreement.

ARTICLE XIX. APPROVAL BY PROJECT LENDER

     If the Project Lender requires any modifications of the provisions of this Agreement, neither Owner nor Operator shall unreasonably withhold its approval and execution of any such modifications.

ARTICLE XX. NON-DEDICATION OF FACILITY

     Owner does not dedicate any part of the Facility, the Pipeline or the Greenhouse for the sale of electrical or thermal energy to the public generally and indiscriminately, for the exercise of a public franchise, or in the exercise of a public utility function.

ARTICLE XXI. SURVIVAL OF OBLIGATIONS

     Except as may be expressly provided in this Agreement or any written termination agreements termination of this Agreement for any reason shall not relieve either Party of any obligation accruing or arising prior to such termination.

ARTICLE XXII. FURTHER ASSURANCES

     If either Party reasonably determines or is reasonably advised that any further instruments or any other things or acts are necessary or desirable to carry out the terms of the Agreement, the other Party shall execute and deliver all such instruments and assurances and do all things or acts reasonably necessary and proper to carry out the terms of this Agreement.

ARTICLE XXIII. LIMITATION OF LIABILITY

     Notwithstanding anything to the contrary set forth herein, and except to the extent such damages may be deemed included in the liquidated damages set forth in Section 4.6 hereof, neither Party shall be liable to the other Party for indirect, consequential, incidental, special or punitive damages, including but not limited to damages for delay or loss of use, or damages for lost profits, products or income.

ARTICLE XXIV. CONFIDENTIALITY

     24.1 Obligation. Owner and Operator agree:

     (a) to hold in confidence, except as may be reasonably necessary from time to time to their performance hereunder, to obtain financing for the Facility, Pipeline or Greenhouse or to fulfill requirements of Governmental Authorities; and

     (b) not to use for any purpose other than the purposes contemplated by this Agreement;

all information supplied to Owner or Operator, as the case may be, by the other Party and designated in writing as confidential.

     24.2 Exceptions. The provisions of this Article XXIV shall not apply to information within any one of the following categories or any combination thereof.

          (i) information which was in the public domain prior to the receiving Party's receipt thereof from the disclosing Party or which subsequently becomes part of the public domain by publication or otherwise except by the receiving Party's wrongful act;

          (ii) information which the receiving Party demonstrates was lawfully in its possession prior to receipt thereof from the disclosing Party through no breach of any confidentiality obligation; or

          (iii) information received by the receiving Party from a third party having no obligation of confidentiality with respect thereto.

     24.3 Term of Obligation. The obligations of confidentiality and nonuse of the Parties under this Article XXIV shall continue for a period of two (2) years after the termination or expiration hereof.

ARTICLE XXV. INTERPRETATION

     The article and section headings in this Agreement are for convenience only and shall not affect the construction of any terms of this Agreement. Releases from and limitations on liability contained herein shall, unless specified to the contrary therein, apply regardless of fault, negligence or strict liability of the Party whose liability is released or limited thereby.

ARTICLE XXVI. SEVERABILITY AND RENEGOTIATION

     Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and unappealable order of any court or regulatory body having jurisdiction thereover, such decision shall not affect the validity of the remaining portions, which remaining portions shall remain in force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. In the event any such provision of this Agreement is so declared invalid, the Parties shall promptly renegotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as nearly as possible to its original intent and effect.

ARTICLE XXVII COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute only one legal instrument. This Agreement shall become effective when copies hereof (when taken together) shall bear the signatures of both of the Parties hereto.

ARTICLE XXVIII. SUBORDINATION TO OWNER'S MORTGAGES

     This Agreement is subject and subordinate to all ground or underlying leases and to all mortgages which may now or hereafter affect such leases or the Leased Premises, and to all renewals, modifications, consolidations, replacements and extensions of any such ground or underlying leases and mortgages. This clause shall be self-operative and no further instrument of subordination shall be required by any ground or underlying lessor or by any mortgagee affecting any lease or the Leased Premises. In confirmation of such subordination, Operator and shall execute promptly any certificate that Owner may request. Owner agrees to obtain from any such ground or underlying lessor or mortgagee an agreement that Operator's possession of the Leased Premises will not be disturbed during the term hereof and any renewal terms provided Operator is not in default hereunder.

ARTICLE XXIX. RECORDING

     Operator shall not record this Agreement, nor permit this Agreement to be recorded, without the written consent of Owner. If Owner requests, the parties shall execute and acknowledge a short form of lease for recording purposes which shall be recorded at Operator's expense.

     IN WITNESS WHEREOF, the Parties have affixed their signatures as of the date first set forth above.

                                            OXBOW POWER OF NORTH TONAWANDA,
                                            NEW YORK, INC.

                                            ("Owner")


                                            By:_________________________________
                                                 Bernard H. Cherry, President


                                            VILLAGE FARMS OF WHEATFIELD, INC.
                                            ("Operator")


                                            By:_________________________________
                                            Name/Title:_________________________


                                   EXHIBIT "A"

                      Legal Description of Leased Premises

     1. Description of Greenhouse and Greenhouse Site. The Greenhouse will consist of approximately twelve and one-half (12.5) acres of glass-enclosed growing area and associated facilities. It will be designed with installed equipment and gutter height appropriate for the crop to be sold by Operator.

     The Greenhouse will be designed for "zero discharge" of water, and shall include systems for runoff collection and storage, plant watering, shade and temperature control. It will also include a roadway to a public road and all necessary utility connections, including electricity, water, sewer, storm sewer and natural gas service.

     The Greenhouse will be equipped with an appropriately-sized natural gas- and oil-fired Auxiliary Boiler to provide thermal energy during periods in which such thermal energy is unavailable from the Facility. The Greenhouse also shall be equipped with a heat exchanger which will be capable of supplying hot water to the Greenhouse at a temperature of 210(Degree)-215(Degree) Fahrenheit at the exit point of the heat exchanger.

     The Greenhouse shall be as is more fully described in Owner's Scope.

     2. Greenhouse Site. THAT TRACT OR PARCEL OF LAND, situate in the Town of Wheatfield, County of Niagara and State of New York being part of Lot No. 3, Township 13, Range 8 and more particularly bounded and described as follows:

     BEGINNING at the point of intersection of the north line of said Lot No. 3 with the easterly line of Shawnee Road and running thence southerly along the easterly line of Shawnee Road 778.86 feet to the northerly line of lands conveyed by deed recorded in Niagara County Clerk's office in Liber 1794 of deeds at page 355; thence easterly at an interior angle of 89 degrees, 53 feet, 46 inches and along the northerly line of lands so conveyed by deed recorded in Liber 1794 of deeds at page 355, 1976.85 feet to its intersection with the northwesterly line of lands now owned by Conrail Erie Lackawanna Railroad by deeds recorded in Niagara County

Clerk's Office in Liber 147 of deeds at pages 182 and 264; thence northeasterly at an interior angle of 135 degrees, 7 feet, 39 inches and along the northwesterly line of lands so owned by Conrail Erie Lackawanna Railroad by deed aforesaid, 1103.94 feet to its intersection with the northerly line of said Lot No. 3; thence westerly at an interior angle of 44 degrees, 52 feet, 21 inches and along the northerly line of said Lot No. 3, 2757.78 feet to the point of beginning.

     INCLUDING all rights in and to Shawnee Road where the same is adjacent to the above described premises.

     EXCEPTING and reserving from the above described parcel that portion therefor conveyed to Iroquis Gas Corporation by deed recorded in Niagara County Clerk's Office in Liber 1501 of deeds at page 707.

     ALSO ALL THAT TRACT OR PARCEL OF LAND, situated in the' Town of Wheatfield, County of Niagara and State of New York being part of Lot No. 3, Township 13, Range 8 and more particularly bounded and described as follows:

     BEGINNING at a point in the westerly line of Townline Road distant southerly 85 feet as measured thereon from the northerly line of Lot No. 3; running thence southerly along the westerly line of Townline Road, 102 feet;
running thence westerly on a line parallel with the northerly line of said Lot No. 3 to a point where said line intersects the southeasterly line of lands conveyed to the City of Lockport by deed recorded in said clerk's office in Liber 326 of deeds at page 236; thence northeasterly along the southeasterly line of lands so conveyed to the City of Lockport by deed aforesaid 144.57 feet to a point in said line which would be intersected by a line drawn parallel with the north line of said Lot No. 3, and through the point of beginning; thence east along said described line 561.35 feet to the point of beginning.

     INCLUDING all rights in and to Townline Road where the same is adjacent to the above described premises.

                                   EXHIBIT "B"

                          Determination of Net Proceeds

1. Definitions.

     1.1 "Net Proceeds" generally shall mean the net operating income of the Greenhouse after deduction of operating expenses (other than (i) depreciation, (ii) amortization of noncash items, if any, (iii) interest payments, or (iv) payments of principal on any working capital account). Net Proceeds shall be calculated as the difference between Revenues and Permitted Expenses. There shall be excluded from the calculation of Net Proceeds any net operating losses of Operator (determined in accordance with generally accepted accounting principles) in connection with the Greenhouse, except that Operator may deduct such net operating losses relating solely to the Greenhouse incurred in any Lease Year as a Permitted Expense in certain succeeding Lease Years, as follows:

          (i) If due solely to an event of Force Majeure Operator incurs the loss of all or substantially all of its crop in any Lease Year, Operator may carry forward that portion of its net operating loss which directly results from such crop loss and deduct it as a Permitted Expense for the purpose of calculating Net Proceeds in the two Lease Years next succeeding the Lease Year in which the crop loss occurred (but not in subsequent Lease Years); provided that in the event of such two-year carry for-ward Operator shall be entitled to deduct as a Permitted Expense only one-third of its Overhead Charge during the second year of such two-year carry forward period; and

          (ii) Operator may carry forward other net operating losses relating solely to the Greenhouse and deduct them as Permitted Expenses for the purpose of calculating Net Proceeds only in the Lease Year next succeeding the Lease Year in which such loss occurred (and not in subsequent Lease Years); but such carry forward shall not affect Operator's right to deduct its Overhead Charge as a Permitted Expense.

          No other carry forwards of net operating losses will be permitted hereunder.

     1.2 "Permitted Expenses" shall mean those expenses of Greenhouse operation and maintenance set forth in Section 3 of this Exhibit "B".

     1.3  "Revenues"  shall  mean  those  items of income  and gain set forth in
Section 1 of this Exhibit "B".

2. Revenues. Revenues shall include the following items of income and gain:

     2.1 Sale of Produce. The gross proceeds from the sale of peppers, tomatoes, flowers or other produce grown or prepared in or through the Greenhouse and the gross proceeds from the sale of other goods in connection therewith.

     2.2 Sale of Services. The gross proceeds from the sale of services by the Operator through or in connection with the Greenhouse.

     2.3 Disposition of Equipment. The gross proceeds from the sale by Operator of surplus equipment owned by Owner, provided, however, that no such equipment shall be sold without Owner's prior written consent; and further provided that the gross proceeds from such surplus equipment sales shall be paid to Owner immediately following such sale.

     2.4 Interest Income. Interest earned on invested cash balances (excluding interest paid, if any, on monies drawn from Operator's Working Capital account.)

     2.5 Liquidated Damages. The liquidated damages, if any, paid by Owner to Operator pursuant to Section 4.6 of this Agreement.

     2.6 Insurance Proceeds. The proceeds of business interruption insurance actually paid to Operator to the extent such proceeds are in compensation for lost revenues.

     2.7 Other Income. Other income received through or in connection with the Greenhouse.

3. Permitted Expenses. Permitted Expenses shall mean the Greenhouse operation and maintenance expenses set forth in Sections 3.1 through 3.11 of this Exhibit "B":

     3.1 Salaries and Wages. Salaries and wages of Operator's employees directly involved in the conduct of Greenhouse operations for the period on and after October 1, 1993, including the cost of holiday, vacation, sickness and disability benefits and other customary allowances paid to such employees.

     3.2 Employee Benefits. Reasonable costs of established plans for employee group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus and other benefit plans of a like nature, applicable to the employees described in Section 3.1 of this Exhibit B.

     3.3 Material. Material purchased or furnished by Operator for use in the Greenhouse; provided, however, that the accumulation of surplus stocks of material shall be avoided.

     3.4 Transportation. Transportation of materials reasonably necessary for Greenhouse operations.

     3.5 Services. The cost of contract services, equipment and utilities provided by outside sources and directly engaged for Greenhouse operations.

     3.6  Fixed  Rent.  Fixed  Rent  paid to  Owner  under  Section  5.3 of this
Agreement.

     3.7 Repairs and Maintenance. All costs or expenses incurred by Operator in the repair or maintenance of the Greenhouse, other than those paid by insurance.

     3.8 Legal Expense. All reasonable expenses of handling, investigating and settling litigation or claims, and of discharging liens, for which Operator is responsible under, this Agreement, and other legal expenses reasonably necessary for Greenhouse operations.

     3.9 Insurance. Net premiums for (a) insurance required to be carried by Operator under this Agreement and (b) if carried by Operator, business interruption insurance.

     3.10 Fixed Overhead Charge. A monthly fixed overhead charge (the "Overhead Charge") equal to Twenty-Five Thousand Dollars ($25,000) per month for the first Lease Year, and increasing thereafter by three percent (3%) each Lease Year. The Overhead Charge shall cover personnel and general overhead costs associated with Greenhouse management and operation (including salary and benefits of the Greenhouse general manager), marketing, sales administration, travel and entertainment, invoicing, billing, internal payroll, internal accounting, advertising, and technical services and consulting by employees of Operator or its affiliates.

     3.11 Other Expenditures. Any other expenditure for Greenhouse operation or maintenance properly incurred by Operator in accordance with this Agreement, other than those set forth in Section 3.12 of this Exhibit "B".

     3.12 Exclusions From Permitted Expenses. Permitted Expenses shall exclude the following:

     (a) Development and startup expenses incurred by Operator, including but not limited to salaries and wages for the period before October 1, 1993, initial training, equipment and other capital expenses, initial relocation expenses, legal expenses (other than those set forth in
          Section  3.8 of  this  Exhibit  "B"),  initial  cost of  licenses  and permits, financing fees and expenses and costs of corporate organization;

     (b)  Variable Rent pursuant to Section 5.4 of this Agreement;

     (c)  Equipment lease expenses;

     (d) Payments of interest, and payments of principal on any working capital account;

     (e) Any losses or expenses in connection with insured events, to the extent the operator receives insurance proceeds with respect to such losses or expenses; and

     (f) Any losses or expenses with respect to which Operator receives compensation by or through (i) any public or governmental body or program or (ii) any private source unaffiliated with Operator.

4. Computation and Payment.

     4.1 Computation and Distribution. Operator shall estimate and distribute Net Proceeds for the then-completed quarter or quarters of the Lease Year on June 30, September 30 and December 31 of each Lease Year. Within sixty (60) days after the end of each Lease Year, Operator shall calculate actual Net Proceeds for such Lease Year. If actual Net Proceeds exceed the estimated Net Proceeds previously paid by Operator to Owner, Operator shall pay the difference to Owner on or before the expiration of such sixty (60) day period. If actual Net Proceeds are less than the estimated Net Proceeds previously paid by Operator to Owner, Owner shall repay the difference to Operator within thirty (30) days after receipt of notice from Operator.

     4.2 Allocation of Net Proceeds. Net Proceeds shall be distributed to Operator and Owner on the following basis:

     (a)  The first $* of Net Proceeds for each Lease Year shall be  distributed
          * to Operator and * to Owner.

     (b) The next $* of Net Proceeds for each Lease Year shall be distributed * to Operator and * to Owner.

     (c) All Net Proceeds for each Lease Year in excess of $* shall be distributed * to Operator and * to Owner.

          information   omitted  and  subject  to  a  request  for  confidential
          treatment

5. Accounting, Reporting and Audit Rights

     5.1 Statements. Operator shall furnish a statement to Owner on or before the last day of each month for the costs and expenses of operations and maintenance of the Greenhouse for the preceding month. Such statements will identify all Permitted Expenses and Revenues, summarized by appropriate classifications of income and expense, except that unusual charges and credits shall be separately identified and fully described in detail.

     5.2 Adjustment. Payments for Permitted Expenses shown on such statements shall not prejudice the right of Owner to protest or question the correctness thereof; provided, however, all statements rendered to Owner by Operator during any Lease Year shall conclusively be presumed to be true and correct after eighteen (18) months following the end of any such Lease Year, unless within the said eighteen (18) month period Owner takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period.

     5.3 Audits. Owner, upon reasonable notice in writing to Operator, shall have the right to require an audit, by an independent accounting firm selected by Owner, of Operator's accounts and records relating to the Greenhouse for such Lease Year within the eighteen (18) month period following the end of any Lease Year; provided, however, the making of an audit shall not extend the time for the taking of written exception to and the adjustments of account as provided for in Paragraph 5.2 of this Exhibit B. In the event that such audit reveals that Owner's share of Net Proceeds for such Lease Year have been miscalculated by two percent (2%) or more, the expense of such audit shall be paid by Operator and shall not be a Permitted Expense. Otherwise, Owner shall pay such audit expense.

                                   EXHIBIT "C"

                        Schedule of Cancellation Charges

          Cancellation Date                                 Cancellation Charge
          -----------------                                 -------------------
Date of Contract Execution-September 30, 1992                    $50,000
October 1, 1992- January 31, 1993                                $100,000
February 1, 1993-June 30, 1993                                   $200,000
July 1, 1993 through Nursery Substantial Completion              $500,000

                                   EXHIBIT "D"

            Site Plan Showing Pipeline and Points of Interconnection



                                    Omitted.

                                   EXHIBIT "E"

                         Estimate of Total Capital Costs


A.     Greenhouse Financing Costs

1.     Bank Legal Fees                                                 $ 60,775

2.     Bank Consulting Fees                                              24,915*

3.     Bank Placement Fees                                              218,549

4.     Title Insurance                                                   35,542

5.     Builder's Risk, Property, Liability Ins.                          35,840

6.     Bank Commitment Fees                                              42,000*

7.     NYS Mortgage Recording Tax                                       110,000*

8.     Bank Interest Charges                                            675,000*
                                                                     ----------
                  Subtotal                                           $1,116,931



B.     Other Greenhouse Capital Costs

1.     Greenhouse Development and Construction Mgmt.               $    264,114

2.     Greenhouse Engineering, Procurement, Construction              9,600,000*

3.     Greenhouse Land                                                  100,000

                  Subtotal                                           $9,964,114*
                                                                   ------------

C.     Total Greenhouse Capital Cost ("TC")                        $11,081,0.45*

D.     Projected Schedule of Fixed Rent Capital Cost    % of TC      Annual Cost
         Component                                      -------      -----------

       Year 1                                            2.0833%      $230,851 *
       Year 2                                            3.00%        $332,431 *
       Year 3                                            4.50%        $498,647*
       Year 4                                            4.75%        $526,350*
       Year 5                                            5.00%        $554,052*

----------
*    Good-faith estimate. To be adjusted to reflect actual cost.

                                   EXHIBIT "F"

                          Specifications for Condensate

The Condensate returned from the Greenhouse heat exchanger system shall comply with the following limits:

                Parameter                           Maximum Concentration
                ---------                           ---------------------
       Total Suspended Solids                            0.2 mg/L

       Total Hardness                                    0.2 mg/L

       Total Dissolved Solids                            1.0 ppm

       Conductivity                                      10 micromhos/cm

       Soluble Silica, as Si 0,                          0.05 mg/L

       Sodium, as CACO,                                  0.4 mg/L

       pH                                                6.8 to 7.2

       Oil and Grease                                    Nil

       Iron, as Fe                                       0.3 mg/L

                                   EXHIBIT "G"

                           Contents of Operating Plan


The Operating Plan shall include but shall not be limited to the following:

     1.   Crops to be produced

          a.   Variety of crop

          b.   Sowing and planting schedule


     2.   Estimated production budget

          a.   Growing supplies

          b.   Operating supplies

          c.   Capital expenditures

          d.   General plant expenditures

          e.   Labor

          f.   Fixed and variable costs

     3.   Revenue

          a.   Target yield by month

          b.   Target price by month

     4.   Marketing/Sales

          a.   Geographical area

          b.   Target accounts

          c.   Packaging

          d.   Transportation/Logistics

     5.   Management/Organization

          a.   General manager

          b.   Grower manager

          c.   Production personnel

          d.   Packaging personnel

     6.   Financial Projections

          a.   Banking relationship

          b.   Cash flow/profit projections

          c.   Internal/External accounting

     7.   Agro Power Development ("APD") Responsibility;
          Marketing/Administration